Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Highlights:

•                  Company reported fourth quarter results in line with preliminary results provided on January 8, 2013

•                  Produced full year net sales of $140.0 million

•                  Generated full year earnings per diluted share of $0.26

•                  Declared a quarterly cash dividend of $0.2075 per share on December 10, 2012

•                  Cash and cash equivalents increased sequentially to $24.1 million as of December 31, 2012

March 11, 2013 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter Results

The Company’s fourth quarter 2012 results were in line with the preliminary results provided on January 8, 2013.

In the fourth quarter 2012, net sales were $28.2 million, compared to net sales of $60.3 million for the fourth quarter of 2011. As previously disclosed, the decrease in sales during the quarter reflects the previous year’s record low snowfall, the timing, amount, and location of snowfall in fourth quarter 2012, the sluggish economic environment, and lingering impact from last summer’s drought.

James L. Janik, President and Chief Executive Officer of the Company, commented, “Fourth quarter and full year results reflect the difficult market environment we faced, which was primarily driven by unfavorable weather trends.  Despite this challenging year, the long-term fundamentals of our business remain strong, and we continue to generate significant cash flows and maintain a strong financial position.”

Fourth quarter gross margin as a percent of sales was impacted primarily by lower volume. Total gross margin in the fourth quarter fell 6.4% versus the same period in the prior year as a result of the operating leverage impact from the decrease in revenues.

Adjusted net income (loss) was ($1.0) million, or ($0.05) per diluted share, in the fourth quarter of 2012 compared to adjusted net income of $6.3 million, or $0.29 per diluted share, in the fourth quarter of 2011, a decrease of $7.3 million.

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The Company reported Adjusted EBITDA of $4.2 million for the fourth quarter of 2012, compared to Adjusted EBITDA of $14.4 million for the fourth quarter of 2011.

Full Year Results

For the full year 2012, net sales were $140.0 million compared to $208.8 million in 2011. This decrease was primarily driven by lower sales of both equipment units and parts and accessories.  Sales of parts and accessories decreased 46.1% year-over-year to $16.7 million for the full year 2012 from $31.0 million in 2011.

For the full year 2012, cost of sales decreased 29.9% from $137.0 million in 2011 to $96.1 million in 2012. This decrease was driven primarily by lower unit volume.

Adjusted net income was $6.0 million, or $0.26 per diluted share on a share count of 22.0 million shares, for the full year 2012 compared to adjusted net income of $20.8 million, or $0.96 per diluted share based on a share count of 21.8 million shares, for the full year 2011.

The Company reported Adjusted EBITDA of $29.7 million for the full year 2012, a 43.3% decrease compared to Adjusted EBITDA of $52.5 million for the full year 2011.

The effective tax rate for the full year 2012 was 40.8%.

Balance Sheet and Liquidity

For the full year 2012, the Company reported net cash provided by operating activities of $15.6 million compared to net cash provided by operating activities of $47.7 million in 2011, a decrease of $32.1 million. This decline was largely attributable to a reduction in net income in 2012 of $13.0 million over 2011 and a decrease in cash driven by changes in working capital.

Inventory was $30.3 million at the end of the fourth quarter of 2012, an increase of $6.3 million compared to the end of the fourth quarter of 2011 as a result of lower sales volumes in 2012.

Accounts receivable at the end of the fourth quarter of 2012 were $25.4 million, compared to $34.0 million at the end of the fourth quarter of 2011.

The Company maintained cash on hand at December 31, 2012 of $24.1 million and had $60.9 million of borrowing availability on its $80.0 million revolving credit facility.

Dividend Policy

As previously reported, on December 10, 2012, pursuant to the Company’s dividend policy, its Board of Directors declared a quarterly cash dividend of $0.2075 per share of the Company’s common stock. The declared $0.2075 per share cash dividend was paid on December 31, 2012, to stockholders of record as of close of business on December 21, 2012. The quarterly cash dividend of $0.2075 per share represented an increase of 1.22% from the quarterly dividend paid on September 30, 2012.

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Mr. Janik noted, “We continued to generate strong cash flows from operations in 2012 and are well capitalized to execute our capital allocation strategy. We remain committed to paying down debt and returning cash to stockholders through our robust quarterly dividend. Since initiating the dividend in 2010, we’ve increased the quarterly cash dividend three times.”

Outlook

Based on 2012 results and current trends, the Company expects net sales for the full year 2013 to range from $155 million to $215 million and adjusted EBITDA to range from $30 million to $55 million. Earnings per share are expected to range from $0.32 per share to $1.02 per share.

Janik explained, “Mother Nature presented us with very difficult business conditions in 2012 and we know there will be some residual impact. As we continue forward into 2013, our focus is to execute on our strategy and influence the factors within our control that will enhance stockholder value: we will seek to achieve increased profitability through improving operational efficiencies, expand our track record of innovative products, and strengthen supplier partnerships with multiple new product introductions in 2013.  Overall, we feel more confident about 2013 than we did about 2012 at this point last year. We’re encouraged by positive indicators within our business such as the introduction of new truck models from several major automotive OEMs this year and continued growth trends within selected truck sales.”

Webcast Information

The Company will host an investor conference call on Tuesday, March 12, 2013 at 9:00 a.m. Central Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry. Additional press releases and investor relations information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted net income (loss);

•                  Adjusted earnings (loss) per diluted share; and

•                  Adjusted EBITDA.

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These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted net income (loss) and adjusted earnings (loss) per diluted share represent net income (loss) and earnings (loss) per diluted share as determined under GAAP, excluding certain expenses incurred at the time of the Company’s secondary offerings in 2011, costs incurred to pursue potential acquisitions in 2011 and a loss on extinguishment of debt incurred in 2011.  Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, as further adjusted for certain non-recurring charges related to the Company’s secondary offerings in 2011, costs incurred to pursue potential acquisitions in 2011 and 2012, stock based compensation expense in 2011 and 2012,, and a loss on extinguishment of debt incurred in 2011.

The Company believes that the presentation of adjusted net income (loss) and adjusted earnings (loss) per diluted share allows investors to make meaningful comparisons of its operating performance between periods and to view its business from the same perspective as its management.  Because the excluded items are not predictable or consistent, management does not consider them when evaluating the Company’s performance or when making decisions regarding allocation of resources.

The Company uses, and believes its investors benefit from the presentation of, adjusted EBITDA in evaluating the Company’s operating performance because adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)” and “Net Income (Loss) to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

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Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends and our inability to compete effectively against competition, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

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Financial Statement

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2012	2011
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$24,136	$39,432
Accounts receivable, net	25,425	34,019
Inventories	30,292	24,005
Refundable income taxes paid	4,870	—
Deferred income taxes	3,710	4,952
Prepaid and other current assets	1,149	1,054
Total current assets	89,582	103,462

Property, plant, and equipment, net	19,887	21,340
Assets held for sale	1,732	1,732
Goodwill	107,222	107,222
Other intangible assets, net	116,548	121,747
Deferred financing costs, net	2,794	3,402
Other long-term assets	606	112
Total assets	$338,371	$359,017

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,370	$5,040
Accrued expenses and other current liabilities	10,329	16,105
Income tax payable	—	395
Current portion of long-term debt	971	11,071
Total current liabilities	16,670	32,611

Retiree health benefit obligation	6,541	8,053
Pension obligation	14,401	14,163
Deferred income taxes	33,805	26,957
Deferred compensation	756	912
Long-term debt, less current portion	110,995	111,866
Other long-term liabilities	1,471	1,066

Total shareholders’ equity	153,732	163,389
Total liabilities and shareholders’ equity	$338,371	$359,017

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Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(unaudited)		(unaudited)

Net sales	$28,200	$60,256	$140,033	$208,798
Cost of sales	20,683	40,342	96,070	136,981
Gross profit	7,517	19,914	43,963	71,817

Selling, general, and administrative expense	4,507	7,194	19,895	26,389
Intangibles amortization	1,298	1,300	5,199	5,201
Management fees-related party	—	9	—	46

Income from operations	1,712	11,411	18,869	40,181

Interest expense, net	(2,089)	(2,240)	(8,393)	(8,918)
Loss on extinguishment of debt	—	—	—	(673)
Other income (expense), net	(42)	(4)	(320)	(218)
Income (loss) before taxes	(419)	9,167	10,156	30,372

Income tax expense	619	3,017	4,144	11,332

Net income (loss)	$(1,038)	$6,150	$6,012	$19,040
Less: Net income (loss) attributable to participating securities	(11)	68	69	233
Net income (loss) attributable to common shareholders	$(1,027)	$6,082	$5,943	$18,807

Weighted average number of common shares outstanding:
Basic	21,922,173	21,770,546	21,894,569	21,650,736
Diluted	21,922,173	21,881,465	21,964,311	21,814,617

Earnings (loss) per share:
Basic earnings (loss) per common share attributable to common shareholders	$(0.05)	$0.28	$0.27	$0.87
Earnings (loss) per common share assuming dilution attributable to common shareholders	$(0.05)	$0.28	$0.26	$0.85
Cash dividends declared and paid per share	$0.21	$0.21	$0.82	$1.18

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Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2012	December 31, 2011
	(unaudited)

Operating activities
Net income	$6,012	$19,040
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,018	8,176
Amortization of deferred financing costs & debt discount	955	832
Loss on extinguishment of debt	—	673
Stock-based compensation	2,166	1,873
Provision for losses on accounts receivable	259	47
Deferred income taxes	8,090	6,497
Changes in operating assets and liabilities:
Accounts receivable	8,335	2,974
Inventories	(6,287)	(524)
Prepaid and other assets and refundable income taxes	(5,459)	201
Accounts payable	330	2,193
Accrued expenses and other current liabilities	(6,171)	4,554
Deferred compensation	(156)	(155)
Benefit obligations and other long-term liabilities	(473)	1,347
Net cash provided by operating activities	15,619	47,728

Investing activities
Capital expenditures	(1,446)	(2,373)
Proceeds from sale of equipment	80	67
Net cash used in investing activities	(1,366)	(2,306)

Financing activities
Proceeds from exercise of stock options	—	1,343
Collection of stockholders’ notes receivable	—	482
Payments of financing costs	(168)	(3,471)
Dividends paid	(18,231)	(25,793)
Borrowings on long-term debt	—	123,750
Repayment of long-term debt	(11,150)	(122,450)
Net cash used in financing activities	(29,549)	(26,139)
Change in cash and cash equivalents	(15,296)	19,283
Cash and cash equivalents at beginning of year	39,432	20,149
Cash and cash equivalents at end of quarter	$24,136	$39,432

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Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2012	2011	2012	2011

Net income (loss)	$(1,038)	$6,150	$6,012	$19,040

Interest expense - net	2,089	2,240	8,393	8,918
Income tax expense	619	3,017	4,144	11,332
Depreciation expense	722	730	2,819	2,975
Amortization	1,298	1,300	5,199	5,201
EBITDA	3,690	13,437	26,567	47,466

Management fees	—	9	—	46
Stock based compensation	466	663	2,166	1,873
Loss on extinguishment of debt	—	—	—	673
Offering costs	—	229	—	1,342
Other non-recurring charges (1)	29	62	999	1,061
Adjusted EBITDA	$4,185	$14,400	$29,732	$52,461

(1) - Reflects $29 and $62 of unrelated legal and consulting fees for the three months ended December 31, 2012 and 2011, respectively, and $999 and $1,061 for the twelve months ended December 31, 2012 and 2011, respectively.

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Douglas Dynamics, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

$ Millions, except share data

	Three month period ended December 31,		Twelve month period ended December 31,
	2012	2011	2012	2011

Net Income (loss) (GAAP)	$(1.0)	$6.2	$6.0	$19.0
Addback expenses, net of tax at 37.0% for 2011:
- Loss on extinguishment of debt	—	—	—	0.4
- Acquisition costs	—	—	—	0.6
- Offering costs	—	0.1	—	0.8

Adjusted net income (loss) (non-GAAP)	$(1.0)	$6.3	$6.0	$20.8

Weighted average basic common shares outstanding	21,922,173	21,770,546	21,894,569	21,650,736
Weighted average common shares outstanding assuming dilution	21,922,173	21,881,465	21,964,311	21,814,617

Adjusted earnings (loss) per common share - basic	$(0.05)	$0.29	$0.27	$0.96
Adjusted earnings (loss) per common share - dilutive	$(0.05)	$0.29	$0.26	$0.96